Exhibit 5.3

[LETTERHEAD OF CONYERS DILL & PEARMAN]

1 March 2004

Bunge Limited
Bunge Limited Finance Corp.
50 Main Street
White Plains
NY 10606
U.S.A.

Dear Sirs:

Bunge Limited (the "Company")

        We have acted as special legal counsel in Bermuda to the Company in connection with the Registration Statement on Form F-3 filed by Bunge Limited Finance Corp. ("BLFC") and the Company with the U.S. Securities and Exchange Commission (the "Commission") on 1 March 2004 (the "Registration Statement", which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended (the "Securities Act"), of US$436,000 aggregate principal amount of 3.75% convertible notes due 2022 of BLFC (the "Notes") fully and unconditionally guaranteed by the Company, 13,566 common shares, par value US$0.01 per share, of the Company issuable upon conversion of the Notes, and such additional number of common shares as may become issuable upon conversion of the Notes to prevent dilution (the "Common Shares"), and series A preference share purchase rights attached to the Common Shares to be offered for sale from time to time by the selling securityholders identified in the prospectus forming part of the Registration Statement, subject to note (41) under the caption "Selling Securityholders" in such prospectus.

        For the purposes of giving this opinion, we have examined a copy of the Registration Statement and a facsimile copy of an indenture dated as of 27 November 2002 (the "Indenture" and, together with the Registration Statement, the "Documents", each of which terms do not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) among BLFC as issuer, the Company as guarantor and The Bank of New York as trustee, which Indenture includes the guarantee of the Notes by the Company as set forth therein. We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by the Assistant Secretary of the Company on 1 March 2004, certified extracts of resolutions passed at a meeting of the directors of the Company held on 28 and 29 October 2002, certified extracts of resolutions passed at a meeting of the Finance and Risk Management Committee of the directors of the Company held on 21 November 2002 (collectively, the "Minutes"), a copy of a letter to the Company from the Bermuda Monetary Authority dated 10 July 2001 granting permission for the issue and transferability of the Company's shares, subject to the conditions set out therein, and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinions set forth below.

        We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the capacity, power and authority of each of the parties to the Indenture, other than the Company, to enter into and perform its respective obligations under the Indenture, (d) the due execution of the Indenture by each of the parties thereto, other than the Company, and the delivery thereof by each of the parties thereto, (e) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (f) the accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us, (g) that the Minutes remain in full force and effect and have not been rescinded or amended, (h) the validity and binding effect under the laws of the State of New York (the "Foreign Laws") of the Indenture in accordance with its terms, (i) that none of the parties to the Indenture has carried on or will carry on activities, other than the performance of its obligations under the Indenture, which would constitute the carrying on of investment business in or from within Bermuda and that none of the parties to the Indenture, other than the Company, will perform its obligations under the Indenture in or from within Bermuda, (j) that on the date of entering into the Indenture the Company was, and after entering into the Indenture is, able to pay its liabilities as they become due, (k) that upon the issue of Common Shares at the time of conversion of the Notes, the Company will receive or will have received money or money's worth for such Common Shares at least equal to the aggregate par value of the Common Shares issued, (l) that at the time the Common Shares are issued, shares of the Company will be listed on an "appointed stock exchange" as defined in the Companies Act 1981.

        We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is addressed to the Company and BLFC solely for the benefit of the Company and BLFC and for the purpose of the registration of the Notes and the Common Shares as described in the Registration Statement and is neither to be transmitted to any other person, or relied upon by any other person or for any other purpose nor quoted nor referred to in any public document nor filed with any governmental agency or person without our prior written consent.

        On the basis of and subject to the foregoing, we are of the opinion that:

1.
The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.
When issued on conversion of the Notes as contemplated by the Registration Statement, the Common Shares will be validly issued, fully paid and non-assessable (which expression means that no further sums are required to be paid by the holders thereof in connection with the issue of such Common Shares).

3.
The Company has taken all corporate action required to authorise its execution, delivery and performance of the Indenture. The Indenture has been duly executed and delivered by or on behalf of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions "Enforcement of Civil Liabilities" and "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully
/s/ CONYERS DILL & PEARMAN
CONYERS DILL & PEARMAN